EXHIBIT 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	Senior Vice President
4295 San Felipe	713.693.9300
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

SECOND QUARTER EARNINGS UP 46.0%

•	Earnings Per Share increases 12.8% to $0.44 (Diluted)

•	Quarterly Earnings Exceed $12 Million

•	Internal Loan Growth exceeds 21%

•	Net Interest Margin Expands

HOUSTON, July 15, 2005. Prosperity Bancshares, Inc.® NASDAQ: (PRSP), the parent company of Prosperity Bank®, reported record earnings for the quarter ended June 30, 2005. Net income for the quarter was $12.208 million or $0.44 per diluted common share, an increase in net income of $3.846 million or 46.0%, compared with $8.362 million or $0.39 per diluted common share for the same period in the prior year.

Prosperity completed its acquisition of First Capital Bankers, Inc. and its subsidiary FirstCapital Bank, ssb on March 1, 2005. Prosperity also completed its acquisitions of both Liberty Bancshares, Inc. and its subsidiary Liberty Bank, ssb and of Village Bank & Trust, ssb on August 1, 2004. The results of operations for these acquisitions have been included in Prosperity’s consolidated financial statements since their respective purchase dates.

“We are very pleased with our second quarter and year-to-date results,” said David Zalman, Prosperity’s Chief Executive Officer and President. “Our earnings growth continued the trends we have enjoyed in the past.”

Zalman continued: “We are particularly proud of our internal loan growth, our expanding margins, our fee income growth, our improving efficiency and our excellent asset quality. We believe that we are well positioned to take advantage of opportunities within the markets we serve.”

“As we look forward, we continue to face the head wind of a flat yield curve. The current interest rate environment provides a challenge for all financial institutions. While we would like to see a shift in the curve, we are pleased with our performance and believe that our full year 2005 earnings will fall on the higher end of the same range we previously discussed - $1.74 to $1.78 per diluted share,” concluded Zalman.

“We have made good progress on the integration of FirstCapital Bank. All systems conversions and all sign changes and branding changes have been completed. We are continuing with our brand and product marketing and are making progress toward full integration,” remarked Dan Rollins, President of Prosperity Bank®. “Our team remains focused on completing all aspects of this project before the end of this year.”

“Same store loan growth on a linked quarter basis for the period ending June 30, 2005 was over 21 percent. Our loan team is very focused on growing our loan portfolio. We experienced good growth in our commercial real estate and agriculture portfolios. On the liability side of the balance sheet, we were pleased to see an increase in our non-interest bearing deposits along with the expected decline in higher cost certificates of deposit,” added Rollins.

“We believe that true relationship banking is what sets up apart in our markets” added Ned S. Holmes, Prosperity’s Chairman of the Board of Directors. “Our team of Real Bankers® is effectively executing our business model as we grow our customer base one customer at a time.”

Results of operations for the three months ended June 30, 2005

For the three months ended June 30, 2005, net income was $12.208 million compared with $8.362 million for the same period in 2004. Net income per diluted common share was $0.44 for the three months ended June 30, 2005 compared with $0.39 for the same period in 2004. Returns on average assets, average common shareholders’ equity and average tangible shareholders’ equity for the three months ended June 30, 2005 were 1.41%, 11.31% and 30.38%, respectively. Prosperity’s efficiency ratio was 48.99% for the three months ended June 30, 2005.

Net interest income for the quarter ended June 30, 2005 increased 47.2%, to $28.479 million compared with $19.351 million during the same period in 2004. The increase was attributable primarily to a 36.1% increase in average earning assets combined with a 25 basis point increase in the net interest margin on a tax equivalent basis.

Non-interest income increased 44.5% to $7.881 million for the three months ended June 30, 2005 compared with $5.455 million for the same period in 2004. The increase was attributable primarily to deposit service charges on the increased number of deposit accounts as a result of the additional banking centers acquired since June 30, 2004. Linked quarter non-interest income increased $1.348 million reflecting the effect of the acquisition of First Capital Bankers.

Non-interest expenses increased $5.745 million or 47.6% to $17.812 million for the second quarter of 2005 compared with $12.067 million for the second quarter of 2004. The increase in non-interest expenses was attributable primarily to the increased operating costs associated with the additional banking centers acquired as a part of the three acquisitions completed since June 30, 2004.

Loans at June 30, 2005 were $1.520 billion, an increase of $729.3 million, or 92.2%, compared with $790.9 million at June 30, 2004. As reflected in the table below, excluding the loans acquired as a part of the First Capital acquisition, linked quarter loan growth was 13.0% on an annualized basis. Excluding loans in banking centers acquired within the past year, internally generated linked quarter loan growth was 21.3% on an annualized basis.

Balance Sheet Data (at period end)	June 30, 2005	Mar 31, 2005
(In Thousands)	(Unaudited)	(Unaudited)
Loans:
Total Loans	$1,520,175	$1,500,138
Acquired with FirstCapital	447,428	461,113

Loans without FirstCapital	1,072,747	1,039,025
Acquired with 3Q04 acquisitions	167,289	179,420

Same Store Loans	$905,458	$859,605

Deposits:
Total Deposits	$2,847,770	$2,893,681
Assumed with FirstCapital	584,601	604,584

Deposits without FirstCapital	$2,263,169	2,289,097
Assumed with 3Q04 acquisitions	216,972	213,627

Same Store Deposits	$2,046,197	$2,075,470

Deposits at June 30, 2005 were $2.848 billion, an increase of $767.9 million or 36.9%, compared with $2.080 billion at June 30, 2004. As reflected in the table above, excluding deposits assumed as a part of the First Capital acquisition, deposits declined linked quarter by 1.13%.

Average loans increased 96.1% or $742.1 million to $1.515 billion for the quarter ended June 30, 2005 compared with $772.5 million for the same period of 2004. The provision for credit losses was $120,000 for the three months ended June 30, 2005 and June 30, 2004.

Non-performing assets totaled $2.738 million or 0.18% of total loans and ORE at June 30, 2005 compared with $1.609 million or 0.20% of total loans and ORE at June 30, 2004. At June 30, 2005,

the allowance for credit losses was 1.11% of total loans, compared with 1.31% of total loans at June 30, 2004. Of the total non-performing assets at June 30, 2005, 93.6% were held by banks that have been acquired by Prosperity within the past two years.

At June 30, 2005, Prosperity had $3.447 billion in total assets, $1.520 billion in loans, $2.848 billion in deposits, and approximately 210,000 deposit and loan accounts. Assets, loans and deposits at June 30, 2005 grew by 41.6%, 92.2% and 36.9%, respectively, compared with their levels at June 30, 2004.

Results of operations for the six months ended June 30, 2005

For the six months ended June 30, 2005, net income was $22.762 million compared with $16.425 million for the same period in 2004. Net income per diluted common share was $0.87 for the six months ended June 30, 2005 compared with $0.77 for the same period in 2004. Returns on average assets, average common shareholders’ equity and average tangible shareholders’ equity for the six months ended June 30, 2005 were 1.41%, 11.99% and 31.74%, respectively. Prosperity’s efficiency ratio was 49.94% for the six months ended June 30, 2005.

Net interest income for the six months ended June 30, 2005 increased 36.8%, to $52.956 million compared with $38.698 million during the same period in 2004. The increase was attributable primarily to an 28.6% increase in average earning assets combined with a 20 basis point increase in the net interest margin on a tax equivalent basis.

Non-interest income increased 34.4% to $14.414 million for the six months ended June 30, 2005 compared with $10.727 million for the same period in 2004. The increase was attributable primarily to deposit service charges on the increased number of deposit accounts as a result of the additional banking centers acquired since June 30, 2004.

Non-interest expenses increased $9.120 million or 37.2% to $33.646 million for the second quarter of 2005 compared with the second quarter of 2004. The increase in non-interest expenses was attributable primarily to the increased operating costs associated with the additional banking centers acquired as a part of the three acquisitions completed since June 30, 2004.

Conference Call

Prosperity’s management team will host a conference call on Friday, July 15, 2005 at 10:30 a.m. Eastern Daylight Time (9:30 a.m. Central Daylight Time) to discuss their earnings results, the status of operational integration of the recently completed merger with First Capital Bankers, Inc., business trends and their outlook for 2005. Individuals and investment professionals may participate in the call by dialing 1-800-362-0571.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Prosperity’s website at www.prosperitybanktx.com. The webcast may be accessed directly from Prosperity’s Investor Relations page by clicking on the “2nd Quarter Results and Webcast” link.

Acquisition of Liberty Bank

On August 1, 2004, Prosperity completed the acquisition of Liberty Bancshares, Inc. and its subsidiary, Liberty Bank, ssb, in a stock and cash transaction. Liberty Bank operated six (6) offices in Austin, Texas, all of which became full service banking centers of Prosperity Bank.

Acquisition of Village Bank & Trust

On August 1, 2004, Prosperity completed the acquisition of Village Bank & Trust, ssb in a cash transaction. Village Bank & Trust operated one (1) office in Austin, Texas, which became a full service banking center of Prosperity Bank.

Acquisition of FirstCapital Bank

On March 1, 2005, Prosperity completed the acquisition of First Capital Bankers, Inc. and its Corpus Christi, Texas-based subsidiary bank, FirstCapital Bank, ssb. FirstCapital operated thirty-one (31) offices from Kingsville, south of Corpus Christi, northward to Houston. Four (4) offices were consolidated with nearby banking centers of Prosperity Bank® in March 2005.

Prosperity Bancshares, Inc.®

Prosperity Bancshares®, a $3.4 billion Houston, Texas based regional financial holding company, formed in 1983, was named to the Keefe Bruyette & Woods, Inc. 2005 Honor Roll for achieving exceptional earnings per share growth for the past 10 years. Other recent honors include being named to the Sandler O’Neill & Partners 2005 Bank and Thrift Small All Stars, and the Houston Chronicle’s Houston 100 list.

Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates eighty-five (85) full service banking locations, thirty-three (33) in the Houston CMSA; sixteen (16) in the Corpus Christi area; eleven (11) in the Dallas area; seven (7) in the Austin area; and eighteen (18) in fifteen contiguous counties south and southwest of Houston generally along the NAFTA highway.

Prosperity Bank® operates the following full service banking centers:

Austin Area -	Corpus Christi Area -	Houston Area -	South Texas Area -
Allandale	Airline	Aldine	Bay City
Congress	Alameda	Bellaire	Beeville
Lakeway	Carmel	CityWest	Cuero
Oak Hill	Everhart	Copperfield	East Bernard
Research Blvd	Northwest	Cypress	Edna
Riverside	Saratoga	Downtown	El Campo
William Cannon	Water Street	Fairfield	Goliad
	Woodlawn	Gladebrook	Gonzales
Dallas Area -	Alice	Heights	Hallettsville
Abrams Centre	Aransas Pass	Highway 6	Palacios
Camp Wisdom	Kingsville	Holcombe	Port Lavaca
Kiest	Mathis	Medical Center	Seguin
Preston Road	Port Aransas	Memorial	Victoria
Turtle Creek	Portland	Midtown	Victoria - Navarro
Westmoreland	Rockport	Post Oak	Victoria - North
Blooming Grove	Sinton	River Oaks	Wharton
Cedar Hill		Tanglewood	Yoakum
Corsicana		Waugh Drive	Yorktown
Ennis		Westheimer
Red Oak		Woodcreek
Angleton
Clear Lake
Cleveland
Dayton
Galveston
Hitchcock
Liberty
Magnolia
Mont Belvieu
Needville
Sweeny
West Columbia
Winnie

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares®, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K and other reports and statements we have filed with the SEC.

Copies of Prosperity Bancshares’s ® SEC filings may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

Prosperity Bancshares, Inc. ®

Financial Highlights

(Dollars and share amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Earnings and Per Share Data

Total interest income	$41,106	$26,313	$75,139	$52,685
Total interest expense	12,627	6,962	22,183	13,987

Net interest income	28,479	19,351	52,956	38,698
Provision for credit losses	120	120	240	240

Net interest income after provision for credit losses	28,359	19,231	52,716	38,458

Total non-interest income	7,881	5,455	14,414	10,727
Total non-interest expense	17,812	12,067	33,646	24,526

Net income before taxes	18,428	12,619	33,484	24,659
Federal income taxes	6,220	4,257	10,722	8,234

Net income	$12,208	$8,362	$22,762	$16,425

Basic earnings per share	$0.44	$0.40	$0.88	$0.78
Diluted earnings per share	$0.44	$0.39	$0.87	$0.77

Period end shares outstanding	27,536	21,000	27,536	21,000
Weighted average shares outstanding (basic)	27,504	20,967	25,801	20,952
Weighted average shares outstanding (diluted)	27,797	21,244	26,091	21,237

Prosperity Bancshares, Inc. ®

Financial Highlights

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Averages

Total loans	$1,514,629	$772,496	$1,357,830	$771,751
Investment securities	1,484,400	1,429,320	1,427,941	1,411,466
Federal funds sold and other earning assets	26,475	21,503	50,720	23,023

Total earning assets	3,025,504	2,223,319	2,836,491	2,206,240
Allowance for credit losses	(16,889)	(10,551)	(15,661)	(10,432)
Cash and due from banks	74,472	52,148	70,062	56,513
Goodwill	246,627	116,054	218,506	116,392
Core Deposit Intangibles (CDI)	24,334	8,264	17,894	8,092
Other real estate	335	52	362	109
Fixed assets, net	49,180	33,365	46,194	33,737
Other assets	52,798	19,464	43,776	19,657

Total assets	$3,456,361	$2,442,115	$3,217,624	$2,430,308

Non-interest bearing deposits	$605,014	$443,212	$570,679	$436,379
Interest bearing deposits	2,258,532	1,657,423	2,125,734	1,659,837

Total deposits	2,863,546	2,100,635	2,696,413	2,096,216
Federal funds purchased and interest bearing liabilities	70,932	43,385	59,622	39,448
Junior subordinated debentures	75,775	59,804	63,962	59,804
Other liabilities	14,419	9,602	17,815	8,814
Shareholders’ equity(A)	431,689	228,689	379,812	226,026

Total liabilities and equity	$3,456,361	$2,442,115	$3,217,624	$2,430,308

(A)	Includes ($4,136) and $1,126, in after tax unrealized (losses)/gains on available for sale securities for the three month periods ending June 30, 2005 and June 30, 2004, respectively, and ($3,894) and $1,169 for the six month periods ending June 30, 2005 and June 30, 2004, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	Jun 30, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income Statement Data

Interest on loans	$25,716	$12,149	$45,386	$24,462
Interest on securities	15,196	14,114	29,117	28,119
Interest on federal funds sold and other earning assets	194	50	636	104

Total interest income	41,106	26,313	75,139	52,685
Interest expense - deposits	10,691	5,686	18,962	11,467
Interest expense - debentures	1,273	971	2,162	1,967
Interest expense - other	663	305	1,059	553

Total interest expense	12,627	6,962	22,183	13,987

Net interest income(B)	28,479	19,351	52,956	38,698
Provision for credit losses	120	120	240	240

Net interest income after provision for credit losses	28,359	19,231	52,716	38,458
Service charges on deposit accounts	6,478	4,830	11,886	9,590
Net gain on sale of assets	50	87	51	110
Brokered mortgage income	193	21	318	27
Gain on sale of securities	0	78	0	78
Other non-interest income	1,160	439	2,159	922

Total non-interest income	7,881	5,455	14,414	10,727

Salaries and benefits(C)	9,520	6,608	18,051	13,312
CDI amortization	1,098	382	1,821	765
Net occupancy and equipment	1,691	1,286	3,062	2,556
Depreciation	1,158	689	2,128	1,390
Data processing and software amortization	701	490	1,297	933
Other non-interest expenses	3,644	2,612	7,287	5,570

Total non-interest expenses	17,812	12,067	33,646	24,526
Net income before taxes	18,428	12,619	33,484	24,659
Federal income taxes	6,220	4,257	10,722	8,234
Net income available to common shareholders	$12,208	$8,362	$22,762	$16,425

(B)	Net interest income on a tax equivalent basis would be $28,817 and $19,746, for the three months ended June 30, 2005 and June 30, 2004, respectively, and $53,647 and $39,598 for the six months ended June 30, 2005 and June 30, 2004, respectively.
(C)	Salaries and benefits includes equity compensation expenses of $173 and $0 for the three months ended June 30, 2005 and June 30, 2004, respectively, and $303 and $0 for the six months ended June 30, 2005 and June 30, 2004, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights

(Dollars and share amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun 30, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Common Share and Other Data
Employees - FTE	902	590	902	590

Book value per share	$15.84	$10.87	$15.84	$10.87
Tangible book value per share	$6.01	$4.93	$6.01	$4.93

Period end shares outstanding	27,536	21,000	27,536	21,000
Weighted average shares outstanding (basic)	27,504	20,967	25,801	20,952
Weighted average shares outstanding (diluted)	27,797	21,244	26,091	21,237

Non-accrual loans	$527	$1,385	$527	$1,385
Accruing loans 90 days or more days past due	2,137	176	2,137	176
Restructured loans	0	0	0	0

Total non-performing loans	2,664	1,561	2,664	1,561
Repossessed assets	49	0	49	0
Other real estate	25	48	25	48

Total non-performing assets	$2,738	$1,609	$2,738	$1,609

Allowance for credit losses at end of period	$16,939	$10,371	$16,939	$10,371

Net charge-offs	$115	$209	$9	$214

Basic earnings per share	$0.44	$0.40	$0.88	$0.78

Diluted earnings per share	$0.44	$0.39	$0.87	$0.77

Prosperity Bancshares, Inc.®

Financial Highlights

	Three Months Ended		Six Months Ended
	Jun 30, 2005	Jun 30, 2004	Jun 30, 2005	Jun 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Performance Ratios

Return on average assets (annualized)	1.41%	1.37%	1.41%	1.35%
Return on average common equity (annualized)	11.31%	14.63%	11.99%	14.53%
Return on average tangible common equity (annualized)	30.38%	32.05%	31.74%	32.35%
Net interest margin(D) (tax equivalent) (annualized)	3.82%	3.57%	3.81%	3.61%
Efficiency ratio(E)	48.99%	48.66%	49.94%	49.62%

Asset Quality Ratios

Non-performing assets to average earning assets	0.09%	0.07%	0.10%	0.07%
Non-performing assets to loans and other real estate	0.18%	0.20%	0.18%	0.20%
Net charge-offs to average loans	0.01%	0.03%	0.00%	0.03%
Allowance for credit losses to total loans	1.11%	1.31%	1.11%	1.31%

Common Stock Market Price

High	$28.97	$24.60	$29.32	$25.15

Low	$25.05	$21.89	$25.05	$21.89

Period end market price	$28.58	$24.35	$28.58	$24.35

(D)	Net Interest Margin for all periods presented is calculated on an actual/365 day basis. Past earnings releases reflected Net Interest Margin calculated on a 30/360 day basis. Net Interest Margin (tax equivalent) on a 30/360 day basis would be 3.81% and 3.55% for the three months ended June 30, 2005 and June 30, 2004, respectively, and 3.78% and 3.59% for the six months ended June 30, 2005 and June 30, 2004, respectively.
(E)	Calculated by dividing total non-interest expense (excluding securities losses and credit loss provisions) by net interest income plus non-interest income (excluding securities gains). Additionally, taxes are not part of this calculation.

Prosperity Bancshares, Inc.®

Financial Highlights

(Dollars in thousands)

	June 30, 2005	Mar 31, 2005	Dec 31, 2004	Sept 30, 2004	June 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data (at period end)

Total loans	$1,520,175	$1,500,138	$1,035,513	$1,007,420	$790,920
Investment securities(F)	1,478,350	1,486,463	1,302,792	1,353,578	1,418,364
Federal funds sold and other earning assets	15,776	55,992	79,350	72,595	7,849

Total earning assets	3,014,301	3,042,593	2,417,655	2,433,593	2,217,133
Allowance for credit losses	(16,939)	(16,934)	(13,105)	(12,861)	(10,371)
Cash and due from banks	72,284	71,696	58,760	60,874	48,782
Goodwill	247,133	245,256	153,180	150,585	116,574
Core deposit intangibles	23,785	24,883	11,492	13,300	8,080
Other real estate	25	720	341	535	48
Fixed assets, net	48,707	49,996	35,793	36,331	32,762
Other assets	57,520	61,537	33,112	30,957	21,336

Total assets	$3,446,816	$3,479,747	$2,697,228	$2,713,314	$2,434,344

Demand deposits	$607,689	$592,238	$518,358	$527,845	$444,067
Interest bearing deposits	2,240,081	2,301,443	1,798,718	1,799,434	1,635,850

Total deposits	2,847,770	2,893,681	2,317,076	2,327,279	2,079,917
Federal funds purchased and other interest bearing liabilities	77,960	69,269	38,174	41,468	58,940
Junior subordinated debentures	75,775	75,775	47,424	59,804	59,804
Other liabilities	9,008	14,874	18,907	15,498	7,457

Total liabilities	3,010,513	3,053,599	2,421,581	2,444,049	2,206,118
Shareholders’ equity(G)	436,303	426,148	275,647	269,265	228,226

Total liabilities and equity	$3,446,816	$3,479,747	$2,697,228	$2,713,314	$2,434,344

(F)	Includes ($6,095), ($6,148), ($4,768), ($2,863) and ($4,483) in unrealized (losses) on available for sale securities for the quarterly periods ending June 30, 2005, March 31, 2005, December 31, 2004, September 30, 2004 and June 30, 2004, respectively.
(G)	Includes ($3,962), ($3,996), ($3,099), ($1,861) and ($2,914) in after tax unrealized (losses) on available for sale securities for the quarterly periods ending June 30, 2005, March 31, 2005, December 31, 2004, September 30, 2004 and June 30, 2004, respectively.

Prosperity Bancshares, Inc.®

Financial Highlights

	Three Months Ended
	June 30, 2005	Mar 31, 2005	Dec 31, 2004	Sept 30, 2004	Jun 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Comparative Quarterly Asset Quality, Performance & Capital Ratios

Return on average assets (annualized)	1.41%	1.42%	1.38%	1.37%	1.37%
Return on average common equity (annualized)	11.31%	12.87%	13.68%	14.42%	14.63%
Return on average tangible equity (annualized)	30.38%	33.38%	34.26%	34.50%	32.05%
Net interest margin (H) (tax equivalent) (annualized)	3.82%	3.81%	3.68%	3.62%	3.57%

Employees - FTE	902	926	653	653	590

Efficiency ratio	48.99%	51.06%	49.19%	48.55%	48.66%
Non-performing assets to average earning assets	0.09%	0.13%	0.07%	0.11%	0.07%
Non-performing assets to loans and other real estate	0.18%	0.23%	0.17%	0.25%	0.20%
Net charge-offs / (recoveries) to average loans	0.01%	(0.01%)	0.00%	0.03%	0.03%
Allowance for credit losses to total loans	1.11%	1.13%	1.27%	1.28%	1.31%

Tier 1 risk-based capital	14.79%	14.51%	13.56%	14.24%	17.40%

Total risk-based capital	15.84%	15.57%	14.67%	15.35%	18.50%

Tier 1 leverage capital	7.49%	8.63%	6.30%	6.77%	7.10%

Tangible equity to tangible assets	5.21%	4.86%	4.38%	4.14%	4.48%

Equity to assets	12.66%	12.25%	10.22%	9.94%	9.38%

(H)	Net Interest Margin for all periods presented is calculated on an actual/365 day basis. Past earnings releases reflected Net Interest Margin calculated on a monthly basis. Net Interest Margin (tax equivalent) on a 30/360 day basis would be 3.81%, 3.76%, 3.70%, 3.64% and 3.55%, for the three months ended June 30, 2005, March 31, 2005, December 31, 2004, September 30, 2004 and June 30, 2004, respectively.

Prosperity Bancshares, Inc.®

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Three Months Ended June 30, 2005
	Average Balance	Interest Earned /Interest Paid	Average Yield/Rate
YIELD ANALYSIS
Interest Earning Assets:
Loans	$1,514,629	$25,716	6.81%
Investment securities	1,484,400	15,196	4.09%
Federal funds sold and other temporary investments	26,475	194	2.94%

Total interest earning assets	3,025,504	$41,106	5.45%

Allowance for credit losses	(16,889)
Non-interest earning assets	447,746

Total assets	$3,456,361

Interest Bearing Liabilities:
Interest bearing demand deposits	$488,312	$1,156	0.95%
Savings and money market deposits	704,181	2,461	1.40%
Certificates and other time deposits	1,066,039	7,074	2.66%
Junior subordinated debentures	75,775	1,273	6.74%
Securities sold under repurchase agreements	26,659	146	2.20%
Federal funds purchased and other borrowings	44,273	517	4.68%

Total interest bearing liabilities	2,405,239	$12,627	2.11%

Non-interest bearing liabilities:
Non-interest bearing demand deposits	605,014
Other liabilities	14,419

Total liabilities	3,024,672
Shareholders’ equity	431,689

Total liabilities and shareholders’ equity	$3,456,361

Net Interest Income & Margin		$28,479	3.78%

Net Interest Income & Margin (tax equivalent)		$28,817	3.82%

Prosperity Bancshares, Inc.®

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Three Months Ended June 30, 2004
	Average Balance	Interest Earned /Interest Paid	Average Yield/Rate(I)
YIELD ANALYSIS
Interest Earning Assets:
Loans	$772,496	$12,149	6.33%
Investment securities	1,429,320	14,124	3.95%
Federal funds sold and other temporary investments	21,503	40	0.75%

Total interest earning assets	2,223,319	$26,313	4.76%

Allowance for credit losses	(10,551)
Non-interest earning assets	229,347

Total assets	$2,442,115

Interest Bearing Liabilities:
Interest bearing demand deposits	$466,618	$1,189	1.02%
Savings and money market deposits	473,290	856	0.73%
Certificates and other time deposits	717,515	3,641	2.04%
Junior subordinated debentures	59,804	971	6.53%
Securities sold under repurchase agreements	16,737	47	1.13%
Federal funds purchased and other borrowings	26,648	258	3.89%

Total interest bearing liabilities	1,760,612	$6,962	1.59%

Non-interest bearing liabilities:
Non-interest bearing demand deposits	443,212
Other liabilities	9,602

Total liabilities	2,213,426
Shareholders’ equity	228,689

Total liabilities and shareholders’ equity	$2,442,115

Net Interest Income & Margin		$19,351	3.50%

Net Interest Income & Margin (tax equivalent)		$19,746	3.57%

(I)	Average yield and average rate are calculated on an actual/365 day basis. Previous reports reflected average yield and average rate calculated on a 30/360 day basis.

Prosperity Bancshares, Inc.®

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Six Months Ended June 30, 2005
	Average Balance	Interest Earned / Interest Paid	Average Yield/ Rate
YIELD ANALYSIS
Interest Earning Assets:
Loans	$1,357,830	$45,386	6.74%
Investment securities	1,427,941	29,117	4.08%
Federal funds sold and other temporary investments	50,720	636	2.53%

Total interest earning assets	2,836,491	$75,139	5.34%

Allowance for credit losses	(15,661)
Non-interest earning assets	396,794
Total assets	$3,217,624

Interest Bearing Liabilities:
Interest bearing demand deposits	$499,580	$2,459	0.99%
Savings and money market deposits	650,736	4,186	1.30%
Certificates and other time deposits	975,418	12,317	2.55%
Junior subordinated debentures	63,962	2,162	6.82%
Securities sold under repurchase agreements	25,633	244	1.92%
Federal funds purchased and other borrowings	33,989	815	4.84%

Total interest bearing liabilities	2,249,318	$22,183	1.99%

Non-interest bearing liabilities:
Non-interest bearing demand deposits	570,679
Other liabilities	17,815

Total liabilities	2,837,812
Shareholders’ equity	379,812

Total liabilities and shareholders’ equity	$3,217,624

Net Interest Income & Margin		$52,956	3.76%

Net Interest Income & Margin (tax equivalent)		$53,647	3.81%

Prosperity Bancshares, Inc.®

Supplemental Financial Data (Unaudited)

(Dollars in thousands)

	Six Months Ended June 30, 2004
	Average Balance	Interest Earned / Interest Paid	Average Yield/Rate(J)
YIELD ANALYSIS
Interest Earning Assets:
Loans	$771,751	$24,462	6.37%
Investment securities	1,411,466	28,130	3.99%
Federal funds sold and other temporary investments	23,023	93	0.81%

Total interest earning assets	2,206,240	$52,685	4.80%

Allowance for credit losses	(10,432)
Non-interest earning assets	234,500
Total assets	$2,430,308

Interest Bearing Liabilities:
Interest bearing demand deposits	$478,649	$2,444	1.03%
Savings and money market deposits	472,465	1,751	0.75%
Certificates and other time deposits	708,723	7,272	2.06%
Junior subordinated debentures	59,804	1,967	6.61%
Securities sold under repurchase agreements	16,680	93	1.12%
Federal funds purchased and other borrowings	22,768	460	4.06%

Total interest bearing liabilities	1,759,089	$13,987	1.60%

Non-interest bearing liabilities:
Non-interest bearing demand deposits	436,379
Other liabilities	8,814

Total liabilities	2,204,282
Shareholders’ equity	226,026

Total liabilities and shareholders’ equity	$2,430,308

Net Interest Income & Margin		$38,698	3.53%

Net Interest Income & Margin (tax equivalent)		$39,598	3.61%

(J)	Average yield and average rate are calculated on an actual/365 day basis. Previous reports reflected average yield and average rate calculated on a 30/360 day basis.